Exhibit 99.1

Capnia Buys Out Royalty Rights to CoSense®

REDWOOD CITY, CA – July 6, 2015 – Capnia, Inc. (NASDAQ: CAPN), focused on the development and commercialization of novel products based on its proprietary technologies for precision metering of gas flow, today announced that it has signed a definitive agreement to buy out CoSense® royalty rights originally held by BioMedical Drug Development, Inc. (BDDI). Under terms of the agreement, all royalties on future sales of CoSense, and related payments, due to BDDI or its affiliates under the Capnia Purchase Agreement are eliminated, providing Capnia with 100% of the financial interest in the product.

The original Asset Purchase Agreement for the technology signed by BDDI in 2010 required total cash payments of $350,000 and tiered royalties on sales of CoSense. In exchange for elimination of future cash payments of $200,000 and the tiered royalties, Capnia has agreed to make payments of a total of $450,000 over an eighteen month period and has issued 40,000 shares of Capnia Common stock.

“Complete control of economic interests in our products has been a high priority for us and final execution of this favorable agreement is indicative of our belief that CoSense sales will be significant in the coming years,” said Anish Bhatnagar, M.D., Chief Executive Officer of Capnia. “CoSense, which we are currently commercializing in a staged rollout, is the only available device for accurately and non-invasively measuring ETCO to detect hemolysis. We believe this transaction is important because it allows us to retain 100% of the potential profits from the sales of CoSense, which will provide a better value to shareholders over the long term.”

The American Academy of Pediatrics guidelines state that ETCO monitoring is the only clinical test that provides a direct measurement of the rate of bilirubin production, and therefore hemolysis. The guidelines recommend ETCO measurement should be performed to assess the presence of hemolysis in neonates in several clinical circumstances. CoSense is the only available device to accurately measure the ETCO levels in neonates and therefore the only device that enables physicians to practice in accordance with the AAP guidelines when evaluating jaundiced neonates.

About Hemolysis

Hemolysis refers to the rapid or excessive breakdown of red blood cells, a process which produces bilirubin at an accelerated rate, resulting in jaundice. Approximately 60% of healthy infants and 80% of premature infants have jaundice during the neonatal period. Many causes of jaundice do not represent a significant health threat, yet it is the most common cause of hospital readmission for newborns. Severe jaundice in the presence of hemolysis is a predictor of adverse neurodevelopmental outcomes such as low IQ, auditory abnormalities and kernicterus. Rapid diagnosis and treatment of this condition may be necessary for infants to avoid life-long neurological impairment or other disability.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials and that entering into this agreement will positively impact shareholder value.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susie@argotpartners.com

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